EXHIBIT 10.13

                                AGREEMENT



     The intent of this agreement is to outline the essential conditions of an Exclusive Sales and Manufacturing Agreement between Research Industries Corporation (RIC), 6864 South 300 West, Midvale, Utah 84047 and Adam Spence Corporation (ASC), 1746 Route 34, Wall, New Jersey 07719.
     RIC is desirous of obtaining exclusive sales rights to various devices of their design and specification for cardiovascular surgery and related market applications as defined in Exhibit A, produced with Thinwall Reinforced Tubing (TRT) developed and manufactured by ASC.
     ASC is desirous of obtaining a long-term exclusive manufacturing agreement to produce devices which incorporate their TRT for RIC's market applications as defined in Exhibit A. While both RIC and ASC are desirous of establishing an exclusive agreement with regard to products utilizing TRT technology in the defined market applications in Exhibit A, (that is, RIC will not purchase such TRT products from other vendors in these market applications and ASC will not produce TRT for third parties in these market applications), both parties agree and anticipate that ASC will manufacture and develop TRT products for other market applications for other companies.
     Therefore, the companies agree to the following:
     1. To work together in a mutually exclusive and confidential manner to design, develop, and produce prototypes and production volumes of cardiovascular surgery devices incorporating TRT. As specific products are qualified, in the defined market applications in Exhibit A, they will become part and parcel of this Agreement. Qualified product defined as of the date of this Agreement are listed in Exhibit B.
     2. ASC agrees not to manufacture for its own account or for any other person or entity, any product which is substantially similar to, or competitive with, TRT devices marketed and/or defined by RIC in the market application areas defined in Exhibit A, or other qualified products which become part and parcel of this Agreement.
     3. RIC agrees to give ASC right of first refusal to produce any and all TRT devices which RIC desires for their defined market applications in Exhibit A, excluding existing products in these defined market applications already being sold by RIC prior to the date of this Agreement.
     4. RIC agrees to pay to ASC $100,000 to assist in the design, development and manufacture of equipment to produce the range of TRT devices required by RIC. Payment is to be made as follows:
          a.   $50,000 upon the mutual signing of this Agreement.
          b. $25,000 upon receipt and acceptance of prototypes of 16F, 18F and 20F catheters ordered on RIC Purchase Order Numbers 2481 and 2482, the first qualified product on Exhibit B.
          c. $25,000 upon receipt and acceptance of prototypes of a second qualified product, as yet undefined, within 12 months of the date of this Agreement.

     This equipment will remain the exclusive property of ASC and an be used by them to produce non-competitive TRT devices.
     5. Pricing of prototypes and production quantities of the initial qualified cardiovascular surgery devices will be as per ASC Quotation Numbers 01043-01048 dated 7/28/92. Further pricing will be negotiated in good faith. Terms of payment will be net 30 days.
     6. ASC agrees to exercise its best efforts to comply with agreed upon shipping dates specified in RIC purchase orders.
     7. ASC warrants to RIC that all products sold to RIC shall be made in accordance with agreed to specifications, and in accordance with Good Manufacturing Procedures.
     8. Each party shall indemnify and hold the other party (including its present and former officers, directors, shareholders, employees and agents) harmless from and against any and all damages, losses, settlements, costs and expenses of any kind or nature, incurred as a result of negligence in an area not the responsibility of and beyond the control of the other party.
     9. As both parties are desirous of building long-term and sustainable market positions in the defined exclusive RIC applications markets utilizing the TRT technology, the term of this Agreement shall be for a period of 5 years, beginning on the date this Agreement is executed, and shall be automatically renewed for additional periods of 3 years, unless either party, at least 180 days prior to the end of a period, declares by registered mail its intention not to renew, with the understanding and agreement that any such non-renewal is permissible solely on the grounds of material contract non-compliance or non-performance. If, during the term of this Agreement, ASC is unwilling to continue to provide TRT devices as requested by RIC, ASC will transfer technology, at RIC's expense, to enable RIC to produce the products outlined in Exhibit A.
                              Research Industries Corporation



                              By:  /s/ Gary L. Crocker
                                   ---------------------------------
                                     Gary L. Crocker, President & CEO


                              Adam Spence Corporation




                              By:   /s/ A. Adam Spence
                                   ---------------------------------
                                     A. Adam Sanford, Chief Executive
                                     Officer


                                EXHIBIT A

                 Defined Application Areas of RIC Market

                       Exclusivity for TRT Product




FEMORAL ACCESS CATHETERS
Clinical Applications:
     Back-up for PTCA
     Cardiac Shock (Pre/Post-Op)
     Hypothermia
     Adult ECMO (extra-Corporal Membrane Oxygenation)
     Ped/Neonatal ECMO


CENTRAL VENOUS CATHETERS
Clinical Applications:
     CVP (Femoral/Jugular)
     Intravenous
     Blood Access
     Left Atrial Pressure


OPEN HEART CATHETERS

Clinical Applications:
     Ventricular Assist
     Venous Return (Routine CPB)
     Aortic Arch (Routine CPB)


CARDIOPLEGIA CATHETERS
Clinical Applications:
     Retrograde
     Antegrade


                                EXHIBIT B

                            Qualified Products

                      Description and Date Qualified



16F, 18F and 20F catheters as defined on RIC Purchase Order #2481 and
#2482